Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-78051) of Hickory Tech Corporation of our report dated November 1, 2005 relating to the financial statements of Enventis Telecom, Inc., which appears in the first amendment to the Current Report on Form 8-K of Hickory Tech Corporation dated March 6, 2006.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 6, 2006